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                                                                     EXHIBIT 8.1

                      [ANDREWS & KURTH L.L.P. LETTERHEAD]


                                 August 3, 2001


East Coast Power L.L.C.
El Paso Building
1001 Louisiana Street
Houston, Texas  77002

         Re:  Registration Statement on Form S-4
              6.737% Series B Senior Secured Notes due 2008
              7.066% Series B Senior Secured Notes due 2012

Ladies and Gentlemen:

         We participated in the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-4 (the "Registration Statement") filed by East Coast Power L.L.C. (the "Company") with the Commission relating with respect to the Company's offer to exchange 6.737% Series B Senior Secured Notes Due 2008 and 7.066% Series B Senior Secured Notes Due 2012 for all outstanding 6.737% Series A Senior Secured Notes Due 2008 and 7.066% Series A Senior Secured Notes Due 2012, respectively, including the discussion set forth in the Registration Statement under the heading "United States Federal Income Tax Considerations."

         In arriving at the opinion expressed below, we have examined the Registration Statement, as amended to date, including the form of prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

         Subject to the limitations and qualifications set forth herein, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading "United States Federal Income Tax Considerations" in the prospectus contained in the Registration Statement accurately describes the material United Stated Federal income tax consequences to holders of the notes under existing law and subject to the qualifications and assumptions stated therein.

         The opinion herein is based upon our interpretations of current United States federal income tax law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the
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assumption that the matter will be properly presented to the applicable court.
Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not admit that we are "experts" under the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is rendered solely for your benefit in connection with the above matter and may not be relied upon in any manner by any other person or entity without our express written consent.

                                    Very truly yours,


                                    Andrews & Kurth L.L.P.